Exhibit 99.6

1 From: Bill Franke Sent: Tuesday, January 28, 2025 4:39 PM < >; To: Mac Gardner - Spirit Airlines Subject: Confidential Dear Mr. Gardner and Mr. Christie: As has been confirmed in our discussions with you and your advisors, both parties agree there is compelling industrial logic to the combination of our two companies. To that end, we have proposed to you a transaction, as previously communicated and as attached herein. We believe this transaction generates meaningful value for your stakeholders in excess of that generated by the plan you currently have on file with the Bankruptcy Court. We put forward this offer in good faith, understanding that it generates more value for all Spirit stakeholders, including common stockholders. We have not, however, received a specific counterproposal but stand ready to negotiate any and all parts of this offer after receiving a substantive response from you. We continue to believe that under the current standalone plan, Spirit will emerge highly levered, losing money at the operating level, and this would not be a transaction we would pursue. As a result, time is of the essence. Sincerely, Bill and Barry